Exhibit 99.1

NEWS RELEASE

804 East Gate Drive, Suite 200 ● Mount Laurel, NJ 08054

for immediate release

inTEST Reports Record $32.7 Million in Revenue for the 2023 Third Quarter with Earnings per Diluted Share up 4% to $0.24 Year-over-Year

●	Continued execution of Five-Point Strategy delivers third quarter revenue of $32.7 million, up 6% year-over-year while relatively unchanged from trailing second quarter

●	Gross profit margin in third quarter was 46.9%, a 170 basis point expansion over prior-year period and 70 basis point improvement over trailing second quarter

●	Quarterly net income of $3.0 million grew 18% year-over-year

●	Strong cash generation from operations in the quarter of $6.2 million drove overall cash to $41.7 million enhancing financial flexibility

●	Moderating full year expectations on fluctuations in demand

MT. LAUREL, NJ – November 3, 2023 - inTEST Corporation (NYSE American: INTT), a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets which include automotive/EV, defense/aerospace, industrial, life sciences, security, and semiconductor (“semi”), today announced financial results for the quarter ended September 30, 2023.

Nick Grant, President and CEO, commented, “We believe the effectiveness of our Five-Point Strategy to drive growth and profitability through geographic and market diversification, deeper market penetration and broader reach was demonstrated by our strong financial results in the quarter. Compared with the prior year, sales to the defense/aerospace, semi, industrial and security markets contributed to our growth. We continue to invest in geographic expansion, product development and sales channels to drive growth in our key target markets. For example, we have launched several new products across our businesses and are successfully working with customers to benefit from our broader product portfolio.”

He continued, “Nonetheless, late in the quarter we experienced shifts in customer demand causing some headwinds and slowing in markets that just recently had solid momentum. We believe this was a result of worsening macroeconomic conditions, sustained higher interest rates and greater uncertainty regarding capital investments. As a result, we saw a shift in demand as our customers slowed purchase decisions and delayed projects. Compared with the trailing second quarter, the slowdown was especially apparent in the semi and industrial markets. However, helping to partially offset these headwinds are promising developments in new markets and products. While we believe that the diversity in our offerings, end markets and geographic reach continue to support our long-term growth goals, we are moderating our expectations for the balance of 2023.”

Third Quarter 2023 Review (see revenue by market and by segments in accompanying tables)

	Three Months Ended
($ in 000s, except per share)			Change			Change
	9/30/2023	9/30/2022	$	%	6/30/2023	$	%
Revenue	$32,663	$30,771	$1,892	6.1%	$32,558	$105	0.3%
Gross profit	$15,334	$13,898	$1,436	10.3%	$15,030	$304	2.0%
Gross margin	46.9%	45.2%			46.2%
Operating expenses (incl. intangible amort.)	$12,051	$10,739	$1,312	12.2%	$11,686	$365	3.1%
Operating income	$3,283	$3,159	$124	3.9%	$3,344	$(61)	-1.8%
Operating margin	10.1%	10.3%			10.3%
Net earnings	$2,966	$2,524	$442	17.5%	$2,793	$173	6.2%
Net margin	9.1%	8.2%			8.6%
Earnings per diluted share (“EPS”)	$0.24	$0.23	$0.01	4.3%	$0.24	$0.00	0.0%
Adjusted net earnings (Non-GAAP) (1)	$3,398	$3,016	$382	12.7%	$3,227	$171	5.3%
Adjusted EPS (Non-GAAP) (1)	$0.28	$0.28	$0.00	0.0%	$0.28	$0.00	0.0%
Adjusted EBITDA (Non-GAAP) (1)	$4,583	$4,453	$130	2.9%	$4,795	$(212)	-4.4%
Adjusted EBITDA margin (Non-GAAP) (1)	14.0%	14.5%			14.7%

(1) Adjusted net earnings, adjusted EPS, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP financial measures. Further information can be found under “Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

Compared with the prior-year period, revenue increased $1.9 million, or 6%. Defense/aerospace revenue increased 77% to $3.4 million while semi revenue was up 3% to $19.8 million. The increase in semi was driven by front-end applications of induction heating solutions for silicon carbide crystal growth and wafer epitaxy. Revenue related to the security, industrial and auto/EV industries increased 27%, 15% and 10%, respectively.

Compared with the trailing second quarter of 2023, life sciences revenue increased 36%, security industry revenue was up 18%, and automotive/EV revenue was up 16%. Semi market revenue grew 5% driven by increases in both front-end and back-end related sales. Sales to defense/aerospace and industrial markets saw sequential declines primarily reflecting the variability in timing of customer needs from quarter to quarter.

Gross margin expanded 170 basis points compared with the prior-year period. Strong gross margin in the quarter reflected higher volume, favorable product mix, improved pricing and continued focus on productivity improvements. Sequentially, the 70-basis point expansion was primarily the result of a more favorable product mix.

Operating income grew 4% year-over-year to $3.3 million. While division operating income increased $0.8 million, or 14%, the improvement was offset by an increase in corporate development expenses. Operating margins remained steady at approximately 10% year-over-year and sequentially.

In addition to the impacts noted above, net income benefitted from higher interest income on a larger cash balance and increased 18% year-over-year.

Balance Sheet and Cash Flow Review

Cash and cash equivalents at the end of the third quarter of 2023 were $41.7 million, an increase of $4.3 million from June 30, 2023. During the quarter, the Company generated $6.2 million in cash from operations. Capital expenditures in the third quarter were $0.3 million, similar to the 2022 third quarter. After paying down $1.0 million in debt, total debt was $13.1 million at quarter end.

Third Quarter 2023 Orders and Backlog (see orders by market in accompanying tables)

	Three Months Ended
($ in 000s)			Change			Change
	9/30/2023	9/30/2022	$	%	6/30/2023	$	%
Orders	$26,854	$32,680	$(5,826)	-17.8%	$31,431	$(4,577)	-14.6%
Backlog (at quarter end)	$38,769	$47,890	$(9,121)	-19.0%	$44,578	$(5,809)	-13.0%

Orders received in the third quarter were 18% lower than the prior-year period. Increased demand from the security and automotive/EV markets partially offset lower demand from the semi, industrial, defense/aerospace and other markets. Orders more than doubled for the security market and grew 6% in automotive/EV. Sequentially, orders were down 15% as growth in security and life sciences were more than offset by reductions in the remainder of markets served.

Backlog at September 30, 2023, was $38.8 million, down 19% and 13% from September 30, 2022 and June 30, 2023, respectively. Approximately 40% of backlog is expected to ship beyond the fourth quarter of 2023.

Order and backlogs are key performance metrics the management uses to analyze and measure the Company’s financial performance and results of operations. Please see “Key Performance Indicators” for a further explanation of the use and how these metrics are calculated.

Fourth Quarter and Full Year 2023 Outlook

The Company is moderating its expectations for the remainder of 2023 to reflect the recent shift in customer demand.

Duncan Gilmour, Chief Financial Officer, commented, “Given the change in customer behavior regarding project timing, order push outs and decisions on future projects, we believe it is prudent to moderate our expectations for the fourth quarter. We currently expect that next year will have a slower start than we originally anticipated and will gradually improve as we execute on our growth plans.”

Revenue for the fourth quarter of 2023 is expected to be approximately $28 million to $30 million with gross margin of approximately 45%. Fourth quarter 2023 operating expenses, including amortization, are expected to be approximately $11.7 million. Intangible asset amortization is expected to be approximately $515,000 pre-tax, which is approximately $430,000 after tax, or $0.04 per share. Net interest income for the fourth quarter is expected to be similar to the third quarter. The effective tax rate is expected to be approximately 16% for the fourth quarter. Weighted average shares are expected to be about 12.2 million in the fourth quarter.

Fourth quarter 2023 estimated EPS is expected to be in the range of $0.08 to $0.13, while fourth quarter estimated adjusted EPS (Non-GAAP)(2) is expected to be in the range of $0.12 to $0.17.

For the full year of 2023, the Company is updating its guidance as follows:

(as of November 3, 2023)	Current 2023 Guidance	Previous Guidance
Revenue	$125 million to $127 million	$127 million to $131 million
Gross margin	Unchanged	Approximately 46%
Operating expenses	~$47 million	$46 million to $47 million
Intangible asset amort expense	Unchanged	Approximately $2.1 million
Intangible asset amort exp. after tax	Unchanged	Approximately $1.7 million
Effective tax rate	Unchanged	16% to 17%
Capital expenditures	Unchanged	1% to 2% of sales

The foregoing guidance is based on management’s current views with respect to operating and market conditions and customers’ forecasts. It also assumes macroeconomic conditions remain unchanged through the end of the year and does not take into account any extraordinary non-operating expenses that may occur from time to time. Actual results may differ materially from what is provided here today as a result of, among other things, the factors described under “Forward-Looking Statements” below. Further information about non-GAAP measures can be found under “Non-GAAP Financial Measures” and the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

(2) Fourth quarter 2023 estimated adjusted EPS is a forward-looking non-GAAP financial measure. Further information can be found under “Forward-looking Non-GAAP Financial Measures.” See also the reconciliations of GAAP financial measures to non-GAAP financial measures that accompany this press release.

Conference Call and Webcast
The Company will host a conference call and webcast today at 8:30 a.m. ET. During the conference call, management will review the financial and operating results and discuss inTEST’s corporate strategy and outlook. A question-and-answer session will follow. To listen to the live call, dial (201) 689-8263. In addition, the webcast and slide presentation may be found at https://www.intest.com/investor-relations.

A telephonic replay will be available from 11:30 a.m. ET on the day of the call through Friday, November 10, 2023. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13741799. The webcast replay can be accessed via the investor relations section at www.intest.com, where a transcript will also be posted once available.

About inTEST Corporation
inTEST Corporation is a global supplier of innovative test and process technology solutions for use in manufacturing and testing in key target markets including automotive/EV, defense/aerospace, industrial, life sciences, and security, as well as both the front-end and back-end of the semiconductor manufacturing industry. Backed by decades of engineering expertise and a culture of operational excellence, inTEST solves difficult thermal, mechanical, and electronic challenges for customers worldwide while generating strong cash flow and profits. inTEST’s strategy leverages these strengths to grow organically and with acquisitions through the addition of innovative technologies, deeper and broader geographic reach, and market expansion. For more information, visit www.intest.com.

Non-GAAP Financial Measures and Forward-Looking Non-GAAP Financial Measures
In addition to disclosing results that are determined in accordance with generally accepted accounting practices in the United States (“GAAP”), we also disclose non-GAAP financial measures. These non-GAAP financial measures consist of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin.

Definition of Non-GAAP Measures
The Company defines these non-GAAP measures as follows:

Adjusted net earnings is derived by adding acquired intangible amortization, adjusted for the related income tax expense (benefit), to net earnings.

Adjusted earnings per diluted share (adjusted EPS) is derived by dividing adjusted net earnings by diluted weighted average shares outstanding.

Adjusted EBITDA is derived by adding acquired intangible amortization, net interest expense, income tax expense, depreciation, and stock-based compensation expense to net earnings.

Adjusted EBITDA margin is derived by dividing adjusted EBITDA by revenue.

These results are provided as a complement to the results provided in accordance with GAAP. Adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) are non-GAAP financial measures presented to provide investors with meaningful, supplemental information regarding our baseline performance before acquired intangible amortization charges as management believes this expense may not be indicative of our underlying operating performance. Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures presented primarily as a measure of liquidity as they exclude non-cash charges for acquired intangible amortization, depreciation and stock-based compensation. In addition, adjusted EBITDA and adjusted EBITDA margin also exclude the impact of interest income or expense and income tax expense or benefit, as management believes these expenses may not be indicative of our underlying operating performance.

Management’s Use of Non-GAAP Measures
The non-GAAP financial measures presented in this press release are used by management to make operational decisions, to forecast future operational results, and for comparison with our business plan, historical operating results and the operating results of our peers. Reconciliations from net earnings and earnings per diluted share (EPS) to adjusted net earnings and adjusted earnings per diluted share (adjusted EPS) and from net earnings and net margin to adjusted EBITDA and adjusted EBITDA margin, are contained in the tables below.

Limitations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin
Each of our non-GAAP measures have limitations as analytical tools. They should not be viewed in isolation or as a substitute for GAAP measures of earnings or cash flows. Limitations may include the cash portion of interest expense, income tax (benefit) provision, charges related to intangible asset amortization and stock-based compensation expense. These items could significantly affect our financial results.

Management believes these Non-GAAP financial measures are important in evaluating our performance, results of operations, and financial position. We use non-GAAP financial measures to supplement our GAAP results in order to provide a more complete understanding of the factors and trends affecting our business.

Adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not alternatives to net earnings, earnings per diluted share or margin as calculated and presented in accordance with GAAP. As such, they should not be considered or relied upon as substitutes or alternatives for any such GAAP financial measure. We strongly urge you to review the reconciliations of adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin along with our financial statements included elsewhere in this press release. We also strongly urge you not to rely on any single financial measure to evaluate our business. In addition, because adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin are not measures of financial performance under GAAP and are susceptible to varying calculations, the adjusted net earnings, adjusted earnings per diluted share (adjusted EPS), adjusted EBITDA, and adjusted EBITDA margin measures as presented in this press release may differ from and may not be comparable to similarly titled measures used by other companies.

Forward-Looking Non-GAAP Financial Measures
This release includes certain forward-looking non-GAAP financial measures, including estimated adjusted earnings per diluted share (estimated adjusted EPS). We have provided these non-GAAP measures for future guidance for the same reasons that were outlined above for historical non-GAAP measures.

We have reconciled non-GAAP forward-looking estimated adjusted EPS to its most directly comparable GAAP measure. The reconciliation from estimated net earnings per diluted share (EPS) to estimated adjusted EPS is contained in the table below.

Key Performance Indicators
In addition to the foregoing non-GAAP measures, management uses orders and backlog as key performance metrics to analyze and measure the Company’s financial performance and results of operations. Management uses orders and backlog as measures of current and future business and financial performance, and these may not be comparable with measures provided by other companies. Orders represent written communications received from customers requesting the Company to provide products and/or services. Backlog is calculated on the basis of firm purchase orders we receive for which revenue has not yet been recognized. Management believes tracking orders and backlog are useful as it often times is a leading indicator of future performance. In accordance with industry practice, contracts may include provisions for cancellation, termination, or suspension at the discretion of the customer.

Given that each of orders and backlog are operational measures and that the Company's methodology for calculating orders and backlog does not meet the definition of a non-GAAP measure, as that term is defined by the U.S. Securities and Exchange Commission, a quantitative reconciliation for each is not required or provided.

Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. These statements do not convey historical information but relate to predicted or potential future events and financial results, such as statements of the Company’s plans, strategies and intentions, or our future performance or goals, that are based upon management's current expectations. These forward-looking statements can often be identified by the use of forward-looking terminology such as “believe,” “could,” “expects,” “may,” “will,” “should,” “plan,” “potential,” “forecasts,” “outlook,” “anticipates,” “targets,” “estimates,” or similar terminology. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Such risks and uncertainties include, but are not limited to, any mentioned in this press release as well as the Company’s ability to execute on its 5-Point Strategy, achieve high single-digit growth in 2023, realize the potential benefits of acquisitions and successfully integrate any acquired operations, grow the Company’s presence in its key target and international markets, manage supply chain challenges, convert backlog to sales and to ship product in a timely manner; the success of the Company’s strategy to diversify its markets; the impact of inflation on the Company’s business and financial condition; indications of a change in the market cycles in the semi market or other markets served; changes in business conditions and general economic conditions both domestically and globally including rising interest rates and fluctuation in foreign currency exchange rates; changes in the demand for semiconductors; access to capital and the ability to borrow funds or raise capital to finance potential acquisitions or for working capital; changes in the rates and timing of capital expenditures by the Company’s customers; and other risk factors set forth from time to time in the Company’s Securities and Exchange Commission filings, including, but not limited to, the Annual Report on Form 10-K for the year ended December 31, 2022. Any forward-looking statement made by the Company in this press release is based only on information currently available to management and speaks to circumstances only as of the date on which it is made. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events, except as required by law.

Contacts:

inTEST Corporation	Investors:
Duncan Gilmour	Deborah K. Pawlowski, Kei Advisors LLC
Chief Financial Officer and Treasurer	dpawlowski@keiadvisors.com
Tel: (856) 505-8999	Tel: (716) 843-3908

FINANCIAL TABLES FOLLOW –

inTEST CORPORATION

Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

Revenue	$32,663	$30,771	$97,140	$84,423
Cost of revenue	17,329	16,873	51,724	45,964
Gross profit	15,334	13,898	45,416	38,459

Operating expenses:
Selling expense	4,367	4,009	13,483	11,498
Engineering and product development expense	1,802	1,866	5,689	5,649
General and administrative expense	5,882	4,864	16,099	14,623
Total operating expenses	12,051	10,739	35,271	31,770

Operating income	3,283	3,159	10,145	6,689
Interest expense	(168)	(179)	(526)	(457)
Other income	423	59	678	32

Earnings before income tax expense	3,538	3,039	10,297	6,264
Income tax expense	572	515	1,721	1,047

Net earnings	$2,966	$2,524	$8,576	$5,217

Earnings per common share - basic	$0.25	$0.24	$0.76	$0.49

Weighted average common shares outstanding - basic	11,886,005	10,695,867	11,294,306	10,655,469

Earnings per common share - diluted	$0.24	$0.23	$0.74	$0.48

Weighted average common shares and common share equivalents outstanding - diluted	12,212,317	10,864,540	11,665,850	10,840,644

inTEST CORPORATION

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$41,685	$13,434
Restricted cash	-	1,142
Trade accounts receivable, net of allowance for credit losses of $499 and $496, respectively	20,710	21,215
Inventories	22,156	22,565
Prepaid expenses and other current assets	1,672	1,695
Total current assets	86,223	60,051
Property and equipment:
Machinery and equipment	6,829	6,625
Leasehold improvements	3,581	3,242
Gross property and equipment	10,410	9,867
Less: accumulated depreciation	(7,267)	(6,735)
Net property and equipment	3,143	3,132
Right-of-use assets, net	4,755	5,770
Goodwill	21,578	21,605
Intangible assets, net	16,959	18,559
Deferred tax assets	1,381	280
Restricted certificates of deposit	100	100
Other assets	444	569
Total assets	$134,583	$110,066

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of Term Note	$4,100	$4,100
Current portion of operating lease liabilities	1,730	1,645
Accounts payable	7,296	7,394
Accrued wages and benefits	4,030	3,907
Accrued professional fees	1,188	884
Customer deposits and deferred revenue	3,709	4,498
Accrued sales commissions	1,248	1,468
Domestic and foreign income taxes payable	1,245	1,409
Other current liabilities	1,557	1,564
Total current liabilities	26,103	26,869
Operating lease liabilities, net of current portion	3,501	4,705
Term Note, net of current portion	8,967	12,042
Contingent consideration	1,002	1,039
Other liabilities	397	455
Total liabilities	39,970	45,110
Commitments and Contingencies
Stockholders' equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized; no shares issued or outstanding	-	-
Common stock, $0.01 par value; 20,000,000 shares authorized; 12,237,070 and 11,063,271 shares issued, respectively	122	111
Additional paid-in capital	53,960	31,987
Retained earnings	41,430	32,854
Accumulated other comprehensive earnings	2	218
Treasury stock, at cost; 75,758 and 34,308 shares, respectively	(901)	(214)
Total stockholders' equity	94,613	64,956
Total liabilities and stockholders' equity	$134,583	$110,066

inTEST CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)	Nine Months Ended September 30,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings	$8,576	$5,217
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	3,515	3,674
Provision for excess and obsolete inventory	385	307
Foreign exchange loss	17	107
Amortization of deferred compensation related to stock-based awards	1,623	1,373
Discount on shares sold under Employee Stock Purchase Plan	21	28
Loss on disposal of property and equipment	164	45
Deferred income tax benefit	(1,101)	(1,162)
Adjustment to contingent consideration liability	(358)	-
Changes in assets and liabilities:
Trade accounts receivable	480	(4,900)
Inventories	(9)	(8,549)
Prepaid expenses and other current assets	21	(907)
Other assets	9	(1)
Operating lease liabilities	(1,275)	(1,064)
Accounts payable	(100)	3,947
Accrued wages and benefits	125	(527)
Accrued professional fees	305	(153)
Customer deposits and deferred revenue	(794)	(827)
Accrued sales commissions	(220)	310
Domestic and foreign income taxes payable	(166)	(672)
Other current liabilities	320	35
Other liabilities	(17)	61
Net cash provided by (used in) operating activities	11,521	(3,658)

CASH FLOWS FROM INVESTING ACTIVITIES
Refund of final working capital adjustment related to Acculogic	-	371
Purchase of property and equipment	(983)	(1,043)
Purchase of short-term investments	-	(3,494)
Net cash used in investing activities	(983)	(4,166)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from public offering of common stock	19,244	-
Repayments of Term Note	(3,075)	(2,933)
Proceeds from shares sold under Employee Stock Purchase Plan	118	148
Proceeds from stock options exercised	978	38
Acquisition of treasury stock-shares surrendered by employees to satisfy tax liability	(687)	(10)
Net cash provided by (used in) financing activities	16,578	(2,757)

Effects of exchange rates on cash	(7)	(576)

Net cash provided by (used in) all activities	27,109	(11,157)
Cash and cash equivalents at beginning of period	14,576	21,195
Cash and cash equivalents at end of period	$41,685	$10,038

inTEST CORPORATION

Revenue by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change					Change
	9/30/2023		9/30/2022		$	%	6/30/2023		$	%
Revenue
Semi	$19,767	60.5%	$19,170	62.3%	$597	3.1%	$18,833	57.8%	$934	5.0%
Industrial	2,456	7.5%	2,130	6.9%	326	15.3%	2,806	8.6%	(350)	-12.5%
Auto/EV	1,789	5.5%	1,621	5.3%	168	10.4%	1,542	4.7%	247	16.0%
Life Sciences	1,540	4.7%	1,715	5.6%	(175)	-10.2%	1,135	3.5%	405	35.7%
Defense/Aerospace	3,392	10.4%	1,914	6.2%	1,478	77.2%	3,890	11.9%	(498)	-12.8%
Security	1,102	3.4%	871	2.8%	231	26.5%	936	2.9%	166	17.7%
Other	2,617	8.0%	3,350	10.9%	(733)	-21.9%	3,416	10.6%	(799)	-23.4%
	$32,663	100.0%	$30,771	100.0%	$1,892	6.1%	$32,558	100.0%	$105	0.3%

Orders by Market

(In thousands)

(Unaudited)

($ in 000s)	Three Months Ended
					Change					Change
	9/30/2023		9/30/2022		$	%	6/30/2023		$	%
Orders
Semi	$12,935	48.2%	$19,181	58.7%	(6,246)	-32.6%	$14,721	46.9%	$(1,786)	-12.1%
Industrial	1,637	6.1%	2,309	7.1%	(672)	-29.1%	5,756	18.3%	(4,119)	-71.6%
Auto/EV	3,051	11.3%	2,870	8.8%	181	6.3%	3,276	10.4%	(225)	-6.9%
Life Sciences	931	3.5%	927	2.8%	4	0.4%	609	1.9%	322	52.9%
Defense/Aerospace	3,032	11.3%	3,149	9.6%	(117)	-3.7%	3,216	10.2%	(184)	-5.7%
Security	2,212	8.2%	1,072	3.3%	1,140	106.3%	456	1.5%	1,756	385.1%
Other	3,056	11.4%	3,172	9.7%	(116)	-3.7%	3,397	10.8%	(341)	-10.0%
	$26,854	100.0%	$32,680	100.0%	(5,826)	-17.8%	$31,431	100.0%	$(4,577)	-14.6%

inTEST CORPORATION

Segment Data

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30
	2023	2022	2023	2022
Revenue:
Electronic Test	$11,547	$10,408	$32,911	$28,983
Environmental Technologies	7,000	7,631	23,178	22,131
Process Technologies	14,116	12,732	41,051	33,309
Total Revenue	$32,663	$30,771	$97,140	$84,423

Division operating income:
Electronic Test	$3,268	$2,406	$8,487	$6,486
Environmental Technologies	523	1,021	2,479	2,893
Process Technologies	2,909	2,465	8,177	5,764
Total division operating income	6,700	5,892	19,143	15,143
Corporate expenses	(2,902)	(2,138)	(7,416)	(6,312)
Acquired intangible amortization	(515)	(595)	(1,582)	(2,142)
Interest expense	(168)	(179)	(526)	(457)
Other income	423	59	678	32
Earnings before income tax expense	$3,538	$3,039	$10,297	$6,264

inTEST CORPORATION

Reconciliation of GAAP Measures to Non-GAAP Financial Measures

(In thousands, except per share and percentage data)
(Unaudited)

Reconciliation of Net Earnings to Adjusted Net Earnings (Non-GAAP) and
Earnings Per Diluted Share to Adjusted EPS (Non-GAAP):

	Three Months Ended
	9/30/2023	9/30/2022	6/30/2023

Net earnings	$2,966	$2,524	$2,793
Acquired intangible amortization	515	595	523
Tax adjustments	(83)	(103)	(89)
Adjusted net earnings (Non-GAAP)	$3,398	$3,016	$3,227

Diluted weighted average shares outstanding	12,212	10,865	11,697
Earnings per diluted share:
Net earnings	$0.24	$0.23	$0.24
Acquired intangible amortization	0.05	0.06	0.05
Tax adjustments	(0.01)	(0.01)	(0.01)
Adjusted EPS (Non-GAAP)	$0.28	$0.28	$0.28

Reconciliation of Net Earnings and Net Margin to Adjusted EBITDA (Non-GAAP) and
Adjusted EBITDA Margin (Non-GAAP):

	Three Months Ended
	9/30/2023	9/30/2022	6/30/2023

Net earnings	$2,966	$2,524	$2,793
Acquired intangible amortization	515	595	523
Net interest expense (income)	(276)	166	43
Income tax expense	572	515	572
Depreciation	262	203	259
Non-cash stock-based compensation	544	450	605
Adjusted EBITDA (Non-GAAP)	$4,583	$4,453	$4,795
Revenue	32,663	30,771	32,558
Net margin	9.1%	8.2%	8.6%
Adjusted EBITDA margin (Non-GAAP)	14.0%	14.5%	14.7%

Reconciliation of Fourth Quarter 2023 Estimated Earnings Per Diluted Share to
Estimated Adjusted EPS (Non-GAAP):

	Low	High

Estimated earnings per diluted share	$0.08	$0.13
Estimated acquired intangible amortization	0.05	0.05
Estimated tax adjustments	(0.01)	(0.01)
Estimated adjusted EPS (Non-GAAP)	$0.12	$0.17